As filed with the Securities and Exchange Commission on October 27, 2005
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

LANTRONIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware		33-0362767
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
15353 Barranca Parkway Irvine, California 92618
(Address, including zip code, of Registrant's principal executive offices)

2000 Employee Stock Purchase Plan 2000 Stock Plan (Full title of the plan)
Marc Nussbaum Chief Executive Officer Lantronix, Inc. 15353 Barranca Parkway Irvine, California 92618 (949) 453-3990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John T. Sheridan, Esq. John Turner, Esq. Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Michael Cornelius, Esq. Lantronix, Inc. 15353 Barranca Parkway Irvine, California 92618 (949) 453-3990

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value, to be issued under the 2000 Employee Stock Purchase Plan	300,000	$1.26	$378,000	$44.49
Common Stock, $0.0001 par value, to be issued under the 2000 Stock Plan	2,000,000	$1.26	$2,520,000	$296.60

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2000 Employee Stock Purchase Plan and 2000 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share was determined by reference to the average high and low prices reported on the Nasdaq SmallCap Market on October 24, 2005, which was $1.26 per share.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note:

This Registration Statement is filed with respect to additional shares of common stock that may be issued under the Registrant's 2000 Employee Stock Purchase Plan and 2000 Stock Plan as a result of certain automatic annual increases in the number of authorized shares for issuance under the plans.

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE.

There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the Commission on September 28, 2005.

(b) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission on August 2, 2000, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. The Registrant has authorized no one to provide you with different information. The Registrant is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number		Description
4.1	(1)	2000 Employee Stock Purchase Plan, amended and restated as of November 18, 2004.
4.2	(2)	2000 Stock Plan and forms of agreement.
4.3	(3)	2000 Stock Plan Amendment I dated as of January 3, 2004.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered.
23.1		Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP.
23.2		Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.
23.3		Consent of Counsel (contained in Exhibit 5.1).
24.1		Power of Attorney (contained on signature pages of this registration statement).

(1) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on December 6, 2004.
(2) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on February 24, 2003.
(3) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on February 24, 2003.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of Part II of this Form S-8 Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this October 27, 2005.

LANTRONIX, INC.

By:	/s/ Marc H. Nussbaum

Marc H. Nussbaum Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc H. Nussbaum and James W. Kerrigan, jointly and severally, as his/her attorneys-in-fact, each with the power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marc H. Nussbaum Marc H. Nussbaum	President and Chief Executive Officer (Principal Executive Officer)	October 27, 2005

/s/ James W. Kerrigan James W. Kerrigan	Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)	October 27, 2005

/s/ H.K. Desai H.K. Desai	Chairman of the Board of Directors	October 27, 2005

/s/ Kathryn Braun Lewis Kathryn Braun Lewis	Director	October 27, 2005

/s/ Howard T. Slayen Howard T. Slayen	Director	October 27, 2005

/s/ Thomas W. Burton Thomas W. Burton	Director	October 27, 2005

Exhibit Index

Exhibit Number		Description
4.1	(1)	2000 Employee Stock Purchase Plan, amended and restated as of November 18, 2004.
4.2	(2)	2000 Stock Plan and forms of agreement.
4.3	(3)	2000 Stock Plan Amendment I dated as of January 3, 2004.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered.
23.1		Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP.
23.2		Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.
23.3		Consent of Counsel (contained in Exhibit 5.1).
24.1		Power of Attorney (contained on signature pages of this registration statement).

(1) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on December 6, 2004.
(2) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on February 24, 2003.
(3) Incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed with the SEC on February 24, 2003.